Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”) is entered into by and between Odyssey Group International Inc. (the “Company”) a Nevada Corporation and Joseph Michael Redmond (the “Executive”) whose address is 55 W. Delaware Pl. Unit 607 Chicago, IL 60610 effective as of January 1, 2021.

WHEREAS, the Company desires to continue employing the Executive as its Chief Executive Officer and the Executive desires to continue serving in such capacity on behalf of the Company.

WHEREAS, the Company and the Executive desire to enter into this Agreement to set forth the terms and conditions of the employment relationship between the Company and the Executive;

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.       Employment.

(a)        Term. Executive’s Term of employment (the “Term”) under this Agreement shall be three (3) years, commencing on January 1, 2021 (the “Effective Date”), and shall continue for a period through and including January 1, 2024 (the “Initial Term”), provided that on the third (3rd) anniversary of the Effective Date and each subsequent one (1) year anniversary of the Effective Date, the Term of the Executive’s employment hereunder will be automatically extended for an additional period of one (1) year (each a “Subsequent Term”) unless either the Executive or the Company has given written notice to the other that such automatic extension will not occur (a “Non-Renewal Notice”), which notice was given not less than one hundred twenty (120) days prior to the relevant anniversary of the Effective Date. The Initial Term and any Subsequent Term are referred to herein as the “Term.” If the Company gives a Non-Renewal Notice then it will be considered a termination without Cause per Section 6 of this Agreement.

(b)       Duties. During the Term, the Executive shall serve as the Chief Executive Officer of the Company with duties, responsibilities and authority commensurate therewith and shall report to the Board of Directors of the Company (the “Board”). The Executive shall perform all duties and accept all responsibilities incident to such position as may be reasonably assigned to the Executive by the Board. The Executive represents to the Company that he is not subject to or a party to any other employment agreement, non-competition covenant, or other agreement that would be breached by, or prohibit the Executive from executing, this Agreement and performing fully his duties and responsibilities under this Agreement.

(c)       Exclusive Services. Subject to the permissions and restrictions specified in Section 14 below, Executive agrees to devote his energies and skill to the discharge of the duties and responsibilities attributable to his position, and to this end will devote his full business time and attention to the business and affairs of the Company and its affiliated entities. The foregoing shall not be construed as preventing the Executive from (1) serving on civic, trade association, industry, educational, philanthropic, charitable or non-profit boards or committees, or, on corporate boards for businesses that are not in competition with the Company, and (2) managing personal investments, so long as such activities do not conflict with the Company’s published code of conduct and employment policies.

(d)       Principal Place of Employment. The Executive understands and agrees that his Principal Place of Employment will be in the Executive’s residence and that he will be required to travel for business in the course of performing his duties for the Company. The Company understands and agrees that the Executive plans to retain his principal residence in Chicago, Illinois but may change residency at any time.

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2.       Compensation.

(a)       Base Salary and Accrued compensation. During the Employment Term, the Company shall pay the Executive a minimum annual base salary of $300,000 (“Base Salary”) payable in equal installments at such payment intervals as are the usual custom of the Company, but not less often than monthly. Base salary will be $360,000 when the Company has raised a cumulative of $5,000,000 in funding. Thereafter the Base Salary will be reviewed and may be adjusted upward, but not downward, no less frequently than annually. Executive has accrued $183,846.00 in unpaid salary from December 2017 through the Effective Date. Executive, at his sole discretion, may direct the Company to pay the accrued salary at any time. Alternatively Executive can have the accrued salary convert to Company stock at the then current stock price. The Company will deduct from each such installment any amounts required to be deducted or withheld under applicable law or under any employee benefit plan in which the Executive participates.

(b)       Annual Bonus. The Executive shall be eligible to receive a bonus for each calendar year during the Term, of between fifty percent (50%) and One hundred fifty percent (150%) of Base Salary, commencing with the 2021 calendar year, based on the attainment of individual and corporate performance goals and targets established by mutual agreement between the Board and the Executive prior to January 31st of each calendar year (“Annual Bonus”); and paid no later than forty-five (45) days after the calendar year end.. The Annual Bonus will be attached as exhibit A.

(c)       Equity Incentive. Executive will be granted Restricted Stock Units (RSU’s) in the amount of three million (3,000,000) RSU’s (or stock options at the Executive’s choosing),vesting equally over 36 months.

In the event of a Change of Control (as defined in this Section 2(c)) of the Company while you continue to be employed by the Company, any RSU’s or stock options will become fully vested and exercisable. For purposes of this Agreement, a “Change of Control” means that any of the following events has occurred:

(i)       Any person or entity (as such term is used in Section 13(d) of the Securities Exchange Act of 1934 (the “Exchange Act”)), other than the Company, any employee benefit plan of the Company or any entity organized, appointed or established by the Company for or pursuant to the terms of any such plan, together with all “affiliates” and “associates” (as such terms are defined in Rule 12b-2 under the Exchange Act) becomes the beneficial owner or owners (as defined in Rule 13d-3 and 13d-5 promulgated under the Exchange Act), directly or indirectly (the “Control Group”), of more than 50% of the outstanding equity securities of the Company, or otherwise becomes entitled, directly or indirectly, to vote more than 50% of the voting power entitled to be cast at elections for directors (“Voting Power”) of the Company;

(ii)       A consolidation or merger (in one transaction or a series of related transactions) of the Company pursuant to which the holders of the Company’s equity securities immediately prior to such transaction or series of related transactions would not be the holders, directly or indirectly, immediately after such transaction or series of related transactions of more than 50% of the Voting Power of the entity surviving such transaction or series of related transactions;

(iii)      The sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Company; or

(iv)      The liquidation or dissolution of the Company or the Company ceasing to do business.

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3.       Benefit Plans. During the Employment Term, and as otherwise provided herein, Executive shall be entitled to participate in any and all employee welfare and health benefit plans (including, but not limited to, life insurance, health, dental, and disability plans) and other employee benefit plans, including, but not limited to, qualified pension plans, established by the Company from time-to-time for the benefit of all executives of the Company. Executive shall be required to comply with the conditions attendant to coverage by such plans and shall comply with and be entitled to benefits only in accordance with the terms and conditions of such plans as they may be amended from time-to-time. Nothing contained in this Agreement shall be construed as requiring the Company to establish or continue any particular benefit plan in discharge of its obligations under this Agreement or preclude the Company or any affiliate of the Company from terminating or amending any employee benefit plan or program from time-to-time after the Effective Date.

4.       Vacation. During the Term, the Executive shall be entitled to five (5) weeks of paid vacation each year and holiday and sick leave at levels commensurate with those provided to other senior executive officers of the Company, in accordance with the Company’s vacation, holiday and other pay for time not worked policies.

5.       Expenses. The Company shall pay or reimburse the Executive for all reasonable, ordinary, and necessary business expenses incurred by the Executive in the performance of his responsibilities and the promotion of the Company’s businesses, including, without limitation, air travel and lodging, automobile and related expenses, cellular phone charges, and travel expenses of the Executive’s spouse when accompanying him on business-related trips. The Executive shall submit to the Company periodic statements of all expenses so incurred. Subject to such reasonable accounting procedures as the Company may adopt generally from time-to-time for executives, the Company shall reimburse the Executive the full amount of any such expenses advanced by him in the ordinary course of business. The Company shall reimburse the Executive for travel to/from the Principal Place of Employment including food and lodging, together with reasonable dues and related expenses for industry associations and groups, publications, required professional training and similar activities. All such reimbursement of expenses shall be paid within fifteen (15) days of submitting receipts for such expenses.

6.       Termination without Cause: Resignation for Good Reason. The Company may terminate the Executive’s employment at any time without Cause. In addition, the Executive may initiate a termination of employment by resigning for Good Reason. Upon termination by the Company without Cause or resignation by the Executive for Good Reason, the Executive shall be entitled to receive, in lieu of any payments under any severance plan or program for employees or executives, the following:

(a)       For the greater of the time remaining in the Term and the 24-month period following the Executive’s termination date (the “Severance Period”), the Company will pay the Executive an amount equal to the sum of (x) the Executive’s annual Base Salary payable over the Severance Period in equal installments in accordance with the Company’s regular payroll practices, plus (y) eighty (80) percent of the maximum amount of the Executive’s Annual Bonus only for the calendar year in which termination occurs, which shall be paid at the same time as other executive bonuses are paid but no later than as required by Code § 409A.

(b)       Any unvested portion of RSU’s or Option granted under Section 2(c) or any other time during Executive’s employment, will vest immediately.

(c)       The Company will pay any other amounts earned, accrued and owing but not yet paid under Section 2 above and any benefits accrued and due under any applicable benefit plans and programs of the Company, regardless of whether the Executive executes or revokes the Release. The Company shall continue to pay for Executive’s health and dental coverage, if applicable, for the shorter of the Severance Period or the maximum period permissible under COBRA.

(d)       The Company will assign all right, title and ownership to any life insurance policies maintained on the life of Executive to Executive for no additional consideration, other than the Executive’s agreement to continue making premium payments on such policies if the Executive desires to keep such policies in full force and effect.

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7.       Termination with Cause. The Company may terminate the Executive’s employment at any time for Cause (as defined below) upon ninety days written notice to the Executive and an opportunity to cure such Cause within sixty days of the written notice. If Executive is unable to cure the Cause then all payments under this Agreement shall cease, except for any amounts earned, accrued and owing but not yet paid under Section 2 above and any benefits accrued and due under any applicable benefit plans and programs of the Company.

8.       Voluntary Resignation without Good Reason. The Executive may voluntarily terminate employment without Good Reason for any reason upon 30 days prior written notice to the Company. In such event, after the Effective Date of such termination, no payments shall be due under this Agreement, except that the Executive shall be entitled to any amounts earned, accrued and owing but not yet paid under Section 2 above, any benefits accrued and due under any applicable benefit plans and programs of the Company, and any unvested portion of the Option granted under Section 2(c) will vest immediately, or any lapsing repurchase right on shares of common stock acquired upon the exercise of the Option shall lapse.

9.       Disability. If, during the Term, Executive is or becomes Disabled, the Company may, upon at least ten (10) days’ prior written notice given at any time after Executive is determined to be Disabled, notify Executive of its intention to terminate this Agreement as of the date set forth in the notice. In case of such termination, Executive shall be entitled to receive salary, benefits, and reimbursable expenses owing to Executive through the date of termination. The Company shall have no further obligation or liability to Executive; provided, however, that notwithstanding the foregoing provisions of this Section 9, if Company has in place a long-term disability plan that covers Executive, then the Executive shall be eligible to receive such long-term disability benefits under the Company’s long-term disability plan to which he is otherwise entitled under the plan. For purposes hereof, “Disability” shall mean either (a) the Executive is deemed Disabled for purposes of any group or individual long-term disability policy paid for by the Company and in effect at the time of such determination, or (b) if, in the good faith judgment of the Board, as certified by a physician reasonably satisfactory to the Executive or his legal representative and the Board (provided, however, that in the event the Board and such individual (or his or her legal representative) cannot agree on the selection of a physician, the Executive’s selection shall prevail), the Executive is substantially unable to perform the Executive’s duties under this Agreement for a period of four (4) or more consecutive months, or for a total period of six (6) months in any twelve-consecutive month period, by reason of a physical or mental illness or injury.

10.       Death.

(a)       If the Executive dies during the Term, the Executive’s employment shall terminate on the date of death and the Company shall pay to the Executive’s executor, legal representative, administrator or designated beneficiary, as applicable, any amounts earned, accrued and owing but not yet paid under Section 2 above and any benefits accrued and due under any applicable benefit plans and programs of the Company, including with respect to the Option or shares acquired upon exercise thereof.

(b)       Executive acknowledges that his services are of substantial economic importance to the Company and that his death may cause result in substantial economic loss to the Company. To mitigate against that loss, Executive acknowledges and agrees that Company at its expense may obtain one or more policies of life insurance on Executive’s life, and that the Company, or such other persons as may be designated by Company, may be named in Company’s sole and absolute discretion as the beneficiary(ies) of the proceeds payable under the insurance policy upon Executive’s death or as otherwise payable under the policy. Executive for himself, his executors, administrators, heirs, and assigns waives any claim or entitlement for any benefit or payment under any policy of insurance obtained by the Company, except as expressly stated to the contrary in a written instrument signed by a duly authorized officer of the Company other than Executive.

11.       Resignation of Positions. Effective as of the date of any termination of employment, the Executive will resign all Company-related positions, including as an officer of the Company and its parents, subsidiaries and affiliates. If the Executive continues owning shares of capital stock of the Company in excess of ten percent (10%) of the total issued and outstanding shares of the Company following termination of employment, the Executive may remain as a member of the Company’s Board of Directors.

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12.       Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

(a)       “Cause” shall mean:

(1)        Executive pleads “guilty” to or is convicted of any act that is defined as a felony under federal or state law, in connection with the performance of Executive’s obligations to the Company and materially and adversely affects Executive’s ability to perform such obligations;

(2)         The commission and conviction by Executive of an act of fraud or embezzlement against the Company, as determined by a court of competent jurisdiction;

(b)       “Good Reason” shall mean the occurrence of one or more of the following without the Executive’s consent:

(1)        the material breach by the Company of this Agreement;

(2)        the reduction by the Company of the Base Salary or benefits in effect on the Effective Date or as the same may be increased from time-to-time, without the Executive’s consent;

(3)        any diminution of the Executive’s title or responsibilities, including but not limited to a demotion (other than temporarily while physically or mentally incapacitated or as required by applicable Law);

(4)        a change in the lines of reporting such that Executive no longer reports to the Board;

(5)        the assignment to Executive of duties not commensurate or consistent with Executive’s position as Chief Executive Officer of the Company without Executive’s prior written consent which such consent may be revoked at any time in the sole and absolute discretion of the Executive;

(6)        any failure by the Company to reappoint the Executive to a position held by the Executive on the date of a Change in Control (as defined in Section 2(c)), except as a result of the termination of the Executive’s employment by the Company for Cause or Disability, the death of the Executive, or the termination of the Executive’s employment by the Executive other than for Good Reason;

(7)        elimination by the Company of the Option or other equity-based compensation plan, without providing substantially equivalent substitutes therefor;

(8)        the taking of any action by the Company (including the elimination of benefit plans without providing substitutes therefor or the reduction of the Executive’s benefits thereunder) that would substantially diminish the aggregate value of the Executive’s other fringe benefits;

(9)        the Company provides written notice to the Executive that the Executive will be required to move his principal residence to remain in his position as Chief Executive Officer; and

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(10)        any failure by the Company to require any successor entity (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.

The Executive must provide written notice of termination for Good Reason to the Company within 30 days after the event constituting Good Reason. The Company shall have a period of 30 days in which it may correct the act or failure to act that constitutes the grounds for Good Reason as set forth in the Executive’s notice of termination. If the Company does not correct the act or failure to act, the Executive’s employment will terminate for Good Reason on the first business day following the Company’s 30-day cure period.

(c)       “Release” shall mean a separation agreement and mutual general release, in a form provided by the Company and agreed to by Executive, of any and all claims against the Company and Executive, all related parties with respect to all matters arising out of the Executive’s employment by the Company, and the termination thereof (other than claims for any entitlements under the terms of this Agreement or under any plans or programs of the Company under which the Executive has accrued and is due a benefit).

13.       Section 409A.

(a)       This Agreement is intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and its corresponding regulations, or an exemption, and payments may only be made under this Agreement upon an event and in a manner permitted by Code § 409A of the Code, to the extent applicable. Severance benefits under the Agreement are intended to be exempt from Code § 409A under the “short-term deferral” exception, to the maximum extent applicable, and then under the “separation pay” exception, to the maximum extent applicable. Notwithstanding anything in this Agreement to the contrary, if required by Code § 409A, if the Executive is considered a “specified employee” for purposes of Code § 409A and if payment of any amounts under this Agreement is required to be delayed for a period of six months after separation from service pursuant to Code § 409A, payment of such amounts shall be delayed as required by Code § 409A, and the accumulated amounts shall be paid in a lump-sum payment within ten days after the end of the six-month period. If the Executive dies during the postponement period prior to the payment of benefits, the amounts withheld on account of Code § 409A shall be paid to the personal representative of the Executive’s estate within 60 days after the date of the Executive’s death.

(b)       All payments to be made upon a termination of employment under this Agreement may only be made upon a “separation from service” under Code § 409A. For purposes of Code § 409A, each payment hereunder shall be treated as a separate payment and the right to a series of installment payments under this Agreement shall be treated as a right to a series of separate payments. In no event may the Executive, directly or indirectly, designate the calendar year of a payment. Notwithstanding any provision of this Agreement to the contrary, in no event shall the timing of the Executive’s execution of the Release, directly or indirectly, result in the Executive designating the calendar year of payment of any amounts of deferred compensation subject to Code § 409A, and if a payment that is subject to execution of the Release could be made in more than one taxable year, payment shall be made in the later taxable year.

(c)       All reimbursements and in-kind benefits provided under the Agreement shall be made or provided in accordance with the requirements of Code § 409A, including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during the period of time specified in this Agreement, (ii) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year, (iii) the reimbursement of an eligible expense will be made no later than the last day of the calendar year following the year in which the expense is incurred, and (iv) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

14.       Restrictive Covenants. Executive acknowledges that his position with the Company is special, unique, and intellectual in character, that in his position he will have special access to and knowledge about Company plans, strategies, intellectual property including trade secrets and know-how, and that his position in the Company will place him in a position of confidence and trust with employees and clients of the Company. For this reason, Executive agrees that the provisions set forth below in this Section 14 are fair and reasonable to the Company, its shareholders, and the Executive.

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(a)       Non-Competition. During the Term and during the Severance Period (the “Restriction Period”), the Executive hereby agrees that the Executive will not, without the Board’s express written consent, (directly or indirectly), act as a director or officer of a Competitive Business where Executive would be required to use, contribute or disclose Executive’s knowledge of the business operations, plans or strategies of the Company to such Competitive Business. The term “Competitive Business” means a business engaged in the United States in designing, developing, producing, marketing, licensing and/or selling a device utilizing the issued patent relating to the CardioMap device owned by the Company or a device that utilizes the patents owned by Company for a choking rescue device. For purposes of this Agreement, the term “Affiliate” means any subsidiary of the Company or other entity under common control with the Company.

(b)       Non-Solicitation of Company Personnel. During the Term and during the Restriction Period, the Executive hereby agrees that the Executive will not, either directly or through others, hire or attempt to hire any employee, consultant or independent contractor of the Company or its Affiliates, other than an Officer or Director of the Company, or solicit or attempt to solicit any such person to change or terminate his relationship with the Company or an Affiliate or otherwise to become an employee, consultant or independent contractor to, for or of any other person or business entity, unless more than two (2) months shall have elapsed between the last day of such person’s employment or service with the Company or Affiliate and the first date of such solicitation or hiring or attempt to solicit or hire. The provisions of this subsection (b) shall not apply to general employment advertisements, job fairs and other general public solicitations seeking to hire personnel.

(c)       Non-Solicitation of Customers. During the Term and during the Restriction Period, the Executive hereby agrees that the Executive will not, either directly or through others, solicit, divert or appropriate, or attempt to solicit, divert or appropriate any customer or prospective customer of a Competitive Business, for which the Company has prepared written proposals for the purpose of providing such customer or prospective customer with services or products directly competitive with those offered by the Company or an Affiliate during the Term.

(d)       Proprietary Information. Executive acknowledges that Executive will have access to certain proprietary and confidential information of the Company and its customers and vendors (collectively “Proprietary Information”). At all times, during the Term of this Agreement, the Executive will hold in strictest confidence and will not disclose, use, lecture upon or publish any of the Proprietary Information (defined below) of the Company or an Affiliate, except as such disclosure, use or publication may be required in connection with the Executive’s work for the Company in accordance with this Agreement or as described in Section 14(e) below, or unless the Company expressly authorizes such disclosure in writing. “Proprietary Information” shall mean any and all confidential and/or proprietary knowledge, data or information of the Company and its Affiliates and shareholders, including but not limited to written information relating to financial matters, investments, budgets, business plans, sales projections, cost, pricing and pricing models, marketing and advertising plans, creative campaigns and themes, personnel matters, business contacts, products and contemplated new products and services, processes, know-how, designs, methods, improvements, discoveries, inventions, ideas, data, programs, and other works of authorship that are in writing and marked “Confidential”.

(e)       Reports to Government Entities. Nothing in this Agreement shall prohibit or restrict the Executive from initiating communications directly with, responding to any inquiries from, providing testimony before, providing confidential information to, reporting possible violations of law or regulation to, or from filing a claim or assisting with an investigation directly with a self-regulatory authority or a government agency or entity, including the U.S. Equal Employment Opportunity Commission, the Federal Drug Administration, the Department of Labor, the National Labor Relations Board, the Department of Justice, the Securities and Exchange Commission, the United States Congress, and any agency Inspector General (collectively, the “Regulators”), or from making other disclosures that are protected under the whistleblower provisions of state or federal law or regulation. The Executive does not need the prior authorization of the Company to engage in such communications, respond to such inquiries, provide confidential information or documents to the Regulators, or make any such reports or disclosures to the Regulators. The Executive is not required to notify the Company that the Executive has engaged in such communications with the Regulators. If the Executive is required by law to disclose Proprietary Information, other than to Regulators as described above, the Executive shall give prompt written notice to the Company so as to permit the Company to protect its interests in confidentiality to the extent possible.

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(f)       Invention Assignment. The Executive agrees that all inventions, innovations, improvements, developments, methods, designs, analyses, reports, and all similar or related information which relates to the Company’s or its Affiliates’ actual or anticipated business, research and development or existing or future products or services and which are conceived, developed, created, or made by Executive, alone or with others, whether or not patentable, registerable, or copyrightable, while employed by the Company (“Work Product”) belong to the Company. The Executive will promptly disclose such Work Product to the Board and perform all actions reasonably requested by the Board (whether during or after the Term) to establish and confirm such ownership (including, without limitation, assignments, consents, powers of attorneys, applications for and procuring patents, trademarks, service marks, or copyrights, and other instruments as the Company, in its sole discretion, may request). Executive agrees to give the Company all assistance it may reasonably require, including the giving of testimony in any suit, action, investigation, or other proceeding, to obtain, maintain, and protect the Company’s rights in the Work Product. Executive agrees as a condition of employment to sign and be bound by the Company’s standard Inventions Assignment Agreement. The parties agree that the inventions listed in Exhibit B to this Agreement, which is incorporated in and made a substantive part of this Agreement, are excluded from the application of this subsection (f).

(g)       Return of Company Property. All records, files, lists, including computer generated lists, drawings, documents, equipment, and similar items relating to the Company’s business that Executive shall prepare or receive from the Company shall remain the Company’s property. Upon termination of the Executive’s employment with the Company for any reason, voluntarily or involuntarily, and at any earlier time the Company requests, the Executive will deliver to the person designated by the Company all originals and copies of all documents and property of the Company or an Affiliate that is in the Executive’s possession, under the Executive’s control or to which the Executive may have access. The Executive shall keep one copy of all items related to the Company’s business listed above in this paragraph.

(h)       The foregoing provisions of subsections (a), (b), (c), and (d) shall not apply to the company or companies listed in Exhibit C, as may amended from time-to-time by signed written agreement of the Board and Executive, which exhibit is incorporated in and made a substantive part of this Agreement.

(i)       Notwithstanding anything in this Agreement to the contrary, and in addition to any other lawful rights and remedies available to the Company, if the Executive breaches any of the Executive’s obligations under Section 14, the Company shall be obligated to provide only the compensation and accrued benefits required by any Company benefit plans, policies or practices then applicable to the Executive in accordance with the terms thereof. In such event, the Company may require that the Executive repay all amounts theretofore paid to him pursuant to Section 6 hereof; and in such case, the Executive shall promptly repay such amounts on the terms determined by the Company up to a maximum of fifty thousand dollars ($50,000.00).

(j)       The provisions of this Section 14 and Section 15 below shall survive any termination of the Executive’s employment or the termination or expiration of this Agreement for a period of six months.

15.       Legal and Equitable Remedies.

(a)       Because the Executive’s services are personal and unique and the Executive has had and will continue to have access to and has become and will continue to become acquainted with the proprietary information of the Company and its Affiliates, and because any breach by the Executive of any of the restrictive covenants contained in Section 14 would result in irreparable injury and damage for which money damages would not provide an adequate remedy, the Executive agrees that Company shall have the right to enforce Section 14 and any of its provisions by injunction, specific performance or other equitable relief, without bond and without prejudice to any other rights and remedies that the Company may have for a breach, or threatened breach, of the restrictive covenants set forth in Section 14. The Executive expressly consents to enforcement of Section 14 by means of temporary or permanent injunction and other appropriate equitable relief in any competent court or arbitration tribunal, and agrees that in any action in which the Company seeks injunction, specific performance or other equitable relief, the Executive will not assert or contend that any of the provisions of Section 14 are unreasonable or otherwise unenforceable.

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(b)       Any and all disputes arising under or relating to the interpretation or application of this Agreement or concerning Executive’s employment with the Company or termination of employment shall be subject to final and binding arbitration in the Chicago, Illinois under the then existing rules of the American Arbitration Association relating to employment matters. Judgment upon the award rendered may be entered in any court of competent jurisdiction. The cost of arbitration and Executive’s legal expenses shall be borne by the Company. Nothing contained in this subsection (b) shall limit the right of the Company to enforce by court injunction or other equitable relief the Executive’s obligations under Section 14. In any court proceeding arising out of this Agreement, the parties (1) irrevocably consent to the exclusive jurisdiction of the United States District Court for Northern District of Illinois or if such court does not have jurisdiction or will not accept jurisdiction, to any court of general jurisdiction in Illinois and (2) waive any objection to the laying of venue of any such proceeding in any such court.

(c)       Indemnification. In addition to any rights Executive may have under the Company's charter or by-laws, the Company agrees to indemnify Executive and hold Executive harmless, both during the Term and after the Term or Termination for any reason, of this Agreement, against all costs, expenses (including, without limitation, fines, taxes and attorneys' and accountants’ fees) and liabilities (collectively, "Losses") reasonably incurred by Executive in connection with any claim, action, proceeding or investigation brought against or involving Executive with respect to, arising out of or in any way relating to Executive's employment with the Company or Executive's service as a director of the Company. Executive shall promptly notify the Company of any claim, action, proceeding or investigation under this paragraph and the Company shall be entitled to participate in the defense of any such claim, action, proceeding or investigation and, if it so chooses, to assume the defense with counsel selected by the Company; provided that Executive shall have the right to employ counsel to represent him (at the Company's expense) if Company counsel would have a "conflict of interest" in representing both the Company and Executive. The Company shall not settle or compromise any claim, action, proceeding or investigation without Executive's consent, which consent shall not be unreasonably withheld; provided, however, that such consent shall not be required if the settlement entails only the payment of money and the Company fully indemnifies Executive in connection therewith. The Company further agrees to advance any and all expenses (including, without limitation, the fees and expenses of counsel) reasonably incurred by the Executive in connection with any such claim, action, proceeding or investigation. The Company, as soon as reasonably possible, will maintains a policy of directors' and officers' liability insurance covering Executive and, notwithstanding the expiration or earlier termination of this Agreement, the Company shall maintain a directors' and officers' liability insurance policy covering Executive for a period of time following such expiration or earlier termination equal to the statute of limitations for any claim that may be asserted against Executive for which coverage is available under such directors' and officers' liability insurance policy. All provisions of this paragraph shall survive the termination of this Agreement for any reason.

16.       Survival. The respective rights and obligations of the parties under this Agreement, including, but not limited to, Sections 14 and 15, shall survive any termination of the Executive’s employment or termination or expiration of this Agreement to the extent necessary to the intended preservation of such rights and obligations.

17.       No Mitigation or Set Off. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement and such amounts shall not be reduced, regardless of whether the Executive obtains other employment. During the pendency of any claim between the Company and Executive, the Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder with respect to any set-off, counterclaim, recoupment, defense or other right which the Company may have against the Executive or others, may be determined on an interlocutory basis by a competent court or arbitration tribunal.

18.       Notices. All notices and other communications required or permitted under this Agreement or necessary or convenient in connection herewith shall be in writing and shall be deemed to have been given when hand delivered or mailed by registered or certified mail, as follows (provided that notice of change of address shall be deemed given only when received):

If to the Company, to:

Odyssey Group International

2372 Morse Ave.

Irvine CA 92614

Attention: Chair of the Board of Directors

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If to the Executive, to the most recent address on file with the Company or to such other names or addresses as the Company or the Executive, as the case may be, shall designate by notice to each other person entitled to receive notices in the manner specified in this Section.

19.       Withholding. All payments under this Agreement shall be made subject to applicable tax withholding, and the Company shall withhold from any payments under this Agreement all federal, state and local taxes as the Company is required to withhold pursuant to any law or governmental rule or regulation.

20.       Remedies Cumulative; No Waiver. No remedy conferred upon a party by this Agreement is intended to be exclusive of any other remedy, and each and every such remedy shall be cumulative and shall be in addition to any other remedy given under this Agreement or now or hereafter existing at law or in equity. No delay or omission by a party in exercising any right, remedy or power under this Agreement or existing at law or in equity shall be construed as a waiver thereof, and any such right, remedy or power may be exercised by such party from time-to-time and as often as may be deemed expedient or necessary by such party in its sole discretion.

21.       Assignment. All of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective heirs, executors, administrators, legal representatives, successors and assigns of the parties hereto, except that the duties and responsibilities of the Executive under this Agreement are of a personal nature and shall not be assignable or delegable in whole or in part by the Executive. Successors of the Company shall include, without limitation, any company or companies acquiring, directly or indirectly, all or substantially all of the assets of the Company, whether by merger, consolidation, purchase, lease, or otherwise, and such successor shall thereafter be deemed “the Company” for the purpose of this Section 21.

22.       Entire Agreement.

(a)       This Agreement, including all referenced addendums and exhibits, embodies the entire agreement of the parties with respect to its subject matter and merges with and supersedes all prior discussions, agreements, commitments, or understandings of every kind and nature relating to Executive’s employment, whether oral or written, between Executive and the Company. Neither party shall be bound by any term or condition other than as is expressly set forth in this Agreement.

(b)       Executive represents and agrees that he fully understands his right to discuss all aspects of this Agreement with his private attorney, that to the extent he desired Executive availed himself of this right, that Executive has carefully read and fully understands all of the provisions of the Agreement, that Executive is competent to execute this Agreement, that his decision to execute this Agreement has not been obtained by any duress, that Executive freely and voluntarily enters into this Agreement, and that Executive has read this document in its entirety and fully understands the meaning, intent, and consequences of this Agreement.

23.       Amendment. This Agreement may be changed, modified or amended only by a written document signed by the Executive and the Board.

24.       Severability. If any provision of this Agreement or application thereof to anyone or under any circumstances is adjudicated to be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect any other provision or application of this Agreement which can be given effect without the invalid or unenforceable provision or application and shall not invalidate or render unenforceable such provision or application in any other jurisdiction. If any provision is held void, invalid or unenforceable with respect to particular circumstances, it shall nevertheless remain in full force and effect in all other circumstances.

25.       Governing Law. This Agreement and any claims arising out of relating to this Agreement, whether in contract or tort, statutory or common law, shall be governed exclusively by, and construed in accordance with the laws of the State of Nevada without regard to principles of conflicts of laws.

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26.       Forum Selection and Consent to Jurisdiction. ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT, SHALL BE BROUGHT AND MAINTAINED EXCLUSIVELY IN THE COURTS OF THE STATE OF NEVADA OR IN THE UNITED STATES DISTRICT COURT FOR THE DISTRICT OF NEVADA; THE PARTIES HEREBY EXPRESSLY AND IRREVOCABLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH THEY MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUCH LITIGATION BROUGHT IN ANY SUCH COURT REFERRED TO ABOVE AND ANY CLAIM THAT ANY SUCH LITIGATION HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

27.       Waiver of Jury Trial. EACH PARTY HEREBY WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHTS UNDER THIS AGREEMENT AND ANY AMENDMENT, INSTRUMENT, DOCUMENT OR AGREEMENT DELIVERED OR WHICH MAY IN THE FUTURE BE DELIVERED IN CONNECTION HEREWITH OR THEREWITH OR ARISING FROM ANY RELATIONSHIP EXISTING IN CONNECTION WITH ANY OF THE FOREGOING, AND AGREES THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.

28.       Service of Process: Each party hereto hereby consents to service of process in any action between any of the Parties hereto arising in whole or in part under or in connection with this Agreement, any document related to, or the negotiation, terms or performance hereof or thereof, (a) in any manner permitted by Nevada law or (b) by overnight delivery by a nationally recognized courier service at the respective address specified in this Agreement, and waives and agrees not to assert (by way of motion, as a defense or otherwise) in any such Action any claim that service of process made in accordance with clause (a) or (b) does not constitute good and valid service of process.

29.       Counterparts; Electronic Transmission. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission (including an electronically-signed PDF) shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[Signatures on next page]

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Read and Agreed to:

By: /s/ Joseph Michael Redmond	Date: January 21, 2021

Joseph Michael Redmond

Odyssey Group International, Inc.

By: /s/ Jeff Conroy	Date: January 21, 2021

Jeff Conroy

Compensation Committee Chair

EXHIBIT A

CEO Bonus for 2021

Raise funds in the amount of $2.5M-$3.5M = 50% of base salary

Raise funds in the amount over $3.5 to $6.0M = 100% of base salary

Raise funds in the amount of over $6.0M = 150% of base salary

Raise funds in the amount of below $2.5M =0% of base salary

EXHIBIT B

Inventions Assignment Agreement

EXHIBIT C

Companies

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